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                                                                    EXHIBIT 99.2

                             MKS INSTRUMENTS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS REFLECTING THE MERGER OF MKS INSTRUMENTS, INC. AND APPLIED SCIENCE AND TECHNOLOGY, INC.

     When used in this Supplemental Financial Information on MKS Instruments, Inc. (the "Supplemental Financial Information"), including this Management's Discussion and Analysis, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect management's current opinions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated or implied. MKS assumes no obligation to update this information. See "Factors That May Affect Future Results" which are incorporated by reference from the MKS and the Applied Science and Technology, Inc. reports filed with the Securities and Exchange Commission for factors that could cause actual results to differ materially from any forward-looking statements made by MKS. As used in this Supplemental Financial Information, the term "MKS" refers to MKS Instruments, Inc.; the term "ASTeX" refers to Applied Science and Technology, Inc.; and the terms "we," "us," "our," and the "Company" refer to MKS subsequent to its merger with ASTeX in January 2001.

OVERVIEW

     The following discussion and analysis relates to the Supplemental Consolidated Financial Statements of MKS Instruments, Inc. and its subsidiaries as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 ("Supplemental Consolidated Financial Statements"). MKS was founded in 1961. MKS develops, manufactures and supplies instruments and components used to measure, control and analyze gases in semiconductor manufacturing and similar industrial manufacturing processes. On January 26, 2001, MKS completed its acquisition of Applied Science and Technology, Inc. ("ASTeX") in a transaction accounted for under the pooling of interests method of accounting and, accordingly, the Supplemental Consolidated Financial Statements reflect the combined financial position and results of operations and cash flows of MKS and ASTeX (together, the "Company"), for all periods presented. Upon publication of the Company's consolidated financial statements for a period which includes January 26, 2001, the date of the merger, the Supplemental Consolidated Financial Statements become the historical consolidated financial statements of the Company. See Notes 1 and 2 to the Supplemental Consolidated Financial Statements. ASTeX develops and manufactures components and sub-systems using reactive gas and power source technologies for semiconductor, medical, and industrial applications and complete process systems for electronic applications. This presentation combines the historical financial statements of MKS for the years ended December 31, 2000, 1999 and 1998 with the historical financial statements of ASTeX for the fiscal years ended July 1, 2000, June 26, 1999 and June 27, 1998, respectively.

     The Company's customers include semiconductor capital equipment manufacturers, semiconductor device manufacturers, industrial manufacturing companies and university, government and industrial research laboratories. During 2000, the Company estimates that approximately 76% of its net sales were to semiconductor capital equipment manufacturers and semiconductor device manufacturers. The Company expects that sales to such customers will continue to account for a substantial majority of its sales.

     In 2000, 1999 and 1998, sales to the Company's top five customers accounted for approximately 45%, 39% and 34%, respectively, of its net sales. During 2000, Applied Materials, Inc. accounted for approximately 30% of the Company's net sales.

     A significant portion of the Company's sales are to operations in international markets. International sales by the Company's foreign operations, located in Japan, Korea, Europe, Singapore and Taiwan, were 23%, 25% and 21% of net sales for 2000, 1999 and 1998, respectively. Sales by the Company's Japan subsidiary comprised 11%, 12% and 9% of net sales in 2000, 1999 and 1998, respectively. The Company currently uses, and plans to continue to use, forward exchange contracts and local currency purchased options to reduce

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currency exposure arising from foreign currency denominated intercompany sales of inventory. Gains and losses on derivative financial instruments that qualify for hedge accounting are classified in cost of sales. Gains and losses on derivative financial instruments that do not qualify for hedge accounting are marked-to-market and recognized immediately in other income. See Note 3 of Notes to Supplemental Consolidated Financial Statements.

     MKS was treated as an S corporation for federal income tax purposes prior to its initial public offering in 1999. MKS's S corporation status terminated upon the closing of the offering, at which time MKS became subject to federal, and certain state, income taxation as a C corporation. The Company's pro forma net income reflects a pro forma effective tax rate of 38.0% in 1998 and 37.3% in 1999 to reflect federal and state income taxes which would have been payable had MKS been taxed as a C corporation for each period.

     The Company completed several acquisitions in fiscal 2000, all of which have been accounted for under the purchase method of accounting. Accordingly, the results of operations for each acquired company have been included in the Company's supplemental consolidated results of operations from the date of purchase. On March 10, 2000, the Company acquired Compact Instrument Technology, LLC, or Compact Instrument, a start-up company with proprietary technology in process monitoring for semiconductor manufacturing and other manufacturing processes. The purchase price was $8,700,000 and consisted of $8,400,000 in common stock and $300,000 in assumed net liabilities. On May 5, 2000, the Company acquired Telvac Engineering, Ltd., or Telvac, a UK-based, privately held manufacturer of vacuum subsystems. The purchase price was $1,600,000, and consisted of $750,000 in cash, $750,000 in debt and $100,000 in other acquisition expenses. On July 21, 2000, the Company acquired Spectra International, LLC, or Spectra, a privately held company with products and technology in process monitoring. The purchase price consisted of $9,700,000 cash; 183,293 shares of common stock valued at $6,500,000; fully vested options to purchase 83,675 shares of common stock valued at $2,400,000; and $400,000 in acquisition costs. On September 6, 2000, the Company acquired D.I.P., Inc., or D.I.P., a privately held company with products and technology in digital process control. The purchase price was $6,900,000 cash; 231,392 shares of common stock valued at $6,800,000; and $300,000 in acquisition costs. On August 4, 1999, the Company acquired substantially all of the assets of the Shamrock product line from Sputtered Films, Inc., a designer, manufacturer and seller of high performance sputtering equipment for the semiconductor and magnetic storage industries. Cash consideration of approximately $6,382,000 was paid for the assets. See Note 12 of "Notes to Supplemental Consolidated Financial Statements."

     On March 30, 2000, ASTeX completed the registration and sale of 1,917,250 shares of common stock at $40.42 per share. The net proceeds from the offering were approximately $73,200,000.

     On April 5, 1999 MKS closed the initial public offering of its Common Stock. In connection with this offering and the exercise of an over-allotment option by the underwriters, MKS sold 6,375,000 shares of Common Stock at a price of $14.00 per share. The net proceeds to MKS were approximately $82,000,000. Offering costs were approximately $1,000,000. Also on April 5, 1999, MKS distributed $40,000,000, which was the estimated amount of the Company's undistributed S Corporation earnings as of the day prior to the closing of the offering.

     On March 5, 1999, ASTeX completed the registration and sale of 1,533,800 shares of common stock at $14.34 per share. On April 6, 1999, the underwriters exercised their over-allotment option to purchase an additional 230,070 shares of common stock. The net proceeds from the offering were approximately $23,800,000.

     In 1998, ASTeX announced that it had met the requirements for the redemption of redeemable warrants issued in connection with the ASTeX initial public offering and called the warrants for redemption. 2,082,451 redeemable warrants and 133,088 underwriter warrants were converted into 1,297,147 shares of common stock. The net proceeds were $15,234,000.

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RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of total net sales of certain line items included in the Company's supplemental consolidated statement of income data:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Net sales...................................................  100.0%   100.0%   100.0%
Cost of sales...............................................   56.0     61.4     62.2
                                                              -----    -----    -----
Gross profit................................................   44.0     38.6     37.8
Research and development....................................    8.0      8.7     10.5
Selling, general and administrative.........................   15.2     19.4     20.2
Amortization of goodwill and acquired intangible assets.....    1.1      0.3      0.3
Restructuring...............................................     --      0.8       --
Purchase of in-process research and development.............    0.1       --      0.1
                                                              -----    -----    -----
Income from operations......................................   19.6      9.4      6.7
Interest income (expense), net..............................    1.0      0.5     (0.3)
Other income, net...........................................     --      0.4      0.2
                                                              -----    -----    -----
Income before income taxes..................................   20.6     10.3      6.6
Provision for income taxes..................................    7.7      1.7      1.6
                                                              -----    -----    -----
Net income..................................................   12.9%     8.6%     5.0%
                                                              =====    =====    =====
Pro forma data:
  Historical income before income taxes.....................            10.3%     6.6%
  Pro forma provision for income taxes......................             3.8      2.5
                                                                       -----    -----
  Pro forma net income......................................             6.5%     4.1%
                                                                       =====    =====

  Year Ended 2000 Compared to 1999

     Net Sales

     Net sales increased 76.0% to $466.9 million for the year ended December 31, 2000 from $265.3 million in the same period of 1999. International net sales were approximately $108.1 million for the year ended December 31, 2000 or 23.1% of net sales and $65.1 million for the year ended December 31, 1999 or 24.5% of net sales. The increase in net sales was due to increased worldwide sales volume of the Company's existing products which resulted primarily from increased sales to the Company's semiconductor capital equipment manufacturer and semiconductor device manufacturer customers, and an increase of approximately $11.3 million from the companies acquired in 2000.

     Gross Profit

     Gross Profit as a percentage of net sales increased to 44.0% for the year ended December 31, 2000 from 38.6% for the same period of 1999. The increase was primarily due to fuller utilization of existing manufacturing capacity as a result of increased sales, other manufacturing efficiencies, and a lower fixed cost structure from the ASTeX restructurings in 1999. Gross margins in fiscal 1999 were adversely impacted by a $1.1 million inventory writedown.

     Research and Development

     Research and development expense increased 62.5% to $37.3 million or 8.0% of net sales for the year ended December 31, 2000 from $23.0 million or 8.7% of net sales for the same period of 1999. The increase was due to increased compensation of $4.2 million, increased spending for development materials related to

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projects in process of $3.7 million, development of new products at ASTeX and increased spending on other costs related to development work.

     Selling, General and Administrative

     Selling, general and administrative expenses increased 38.3% to $71.2 million or 15.2% of net sales for the year ended December 31, 2000 from $51.5 million or 19.4% of net sales for the same period of 1999. The increase was due primarily to increased compensation expense of $9.1 million, earnout payments of $1.2 million related to the acquisition of Spectra International, LLC, increased professional fees and other selling, general and administrative expenses.

     Amortization of Goodwill and Acquired Intangible Assets

     Amortization of goodwill and acquired intangible assets increased $4.2 million to $5.0 million for the year ended December 31, 2000 from $0.8 million for the same period of 1999. The increase is due to the amortization of goodwill and other intangibles resulting from the acquisitions completed by the Company during 2000.

     Purchase of In-Process Technology

     In July 2000, the Company acquired Spectra International, LLC in a transaction accounted for as a purchase. The purchase price was allocated to the assets acquired, including intangible assets, based on their estimated fair values. The intangible assets include approximately $0.3 million for acquired in-process technology for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process technology projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the technology in progress had no alternative future uses. Accordingly, these costs were expensed in the three months ended September 30, 2000.

     Interest Income (Expense), Net

     During the years ended December 31, 2000 and 1999, the Company generated net interest income of $4.8 million and $1.4 million, respectively, primarily from the invested net proceeds of its common stock offerings, offset by interest expense on outstanding debt.

     Provision for Income Taxes

     Prior to the closing of its initial public offering in April 1999, MKS was treated as an S corporation for tax purposes. As an S corporation, MKS was not subject to federal and certain state income taxes. Upon the closing of its initial public offering on April 5, 1999, MKS's status as an S Corporation was terminated and it became subject to taxes as a C corporation. The Company's pro forma provision for income taxes in 1999 reflects the estimated tax expense the Company would have incurred had it been subject to federal and state income taxes as a C corporation. The pro forma provision differs from the federal statutory rate due primarily to the effects of state and foreign taxes and certain tax credits. The 2000 provision for income taxes of 37.3% is approximately the same as the pro forma provision in 1999.

  Year Ended 1999 Compared to 1998

     Net Sales

     Net sales increased 18.9% to $265.3 million for 1999 from $223.2 million for 1998. International net sales were approximately $65.1 million in 1999 or 24.5% of net sales and $47.6 million in 1998 or 21.3% of net sales. The increase in net sales was primarily due to increased sales volume of the Company's existing products in the United States and in Asia which resulted primarily from increased sales to the Company's semiconductor capital equipment manufacturing and semiconductor device manufacturer customers.

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     Gross Profit

     Gross profit as a percentage of net sales increased to 38.6% for 1999 from 37.8% in 1998. The increase was primarily due to fuller utilization of existing manufacturing capacity as a result of increased net sales during that period, offset by an inventory write-down of $1.1 million resulting from the downturn in the semiconductor industry.

     Research and Development

     Research and development expenses decreased 1.8% to $23.0 million or 8.7% of net sales in 1999 from $23.4 million in 1998 or 10.5% of net sales. The decrease resulted from lower spending by ASTeX in the first half of 1999 in response to a decline in revenues during that period.

     Selling, General and Administrative

     Selling, general and administrative expenses increased $6.4 million to $51.5 million or 19.4% of net sales in 1999, from $45.1 million or 20.2% of net sales for 1998. The increase was due primarily to increased incentive compensation of $3.3 million, the establishment of the Global Customer Operations organization and increased staffing to strengthen the global marketing, sales, service and product management infrastructure at ASTeX and higher information system costs from implementation of an Enterprise Resource Planning (ERP) System at ASTeX.

     Amortization of Goodwill and Acquired Intangible Assets

     Amortization of goodwill and acquired intangible assets increased $0.1 million to $0.8 million from $0.7 million in 1998 as a result of the amortization from the PlasmaQuest acquisition made in 1999.

     Restructuring Charge

     As a result of consolidation of two ASTeX facilities in the first six months of 1999 and the consolidation of its PlasmaQuest facility in Dallas, Texas to the Woburn, Massachusetts facility ASTeX recorded a $2.3 million restructuring charge in 1999. The restructuring charge for the consolidation of Modesto, California and Beverly, Massachusetts consisted of severance related to the termination of 70 full-time employees, abandonment of leasehold improvements and fixed assets, and facility costs, primarily future lease payments relating to abandoned facilities. The restructuring costs of $763,000 for the Dallas facility are for the severance of 16 full-time employees, abandonment of leasehold and fixed assets, and future lease payments relating to abandoned facilities.

     Interest Income (Expense), Net

     During 1999, the Company generated net interest income of $1.4 million primarily from the invested net proceeds of the MKS initial public offering and the ASTeX secondary offering, offset by interest expense on outstanding debt. Net interest expense of $0.9 million for 1998 represents interest on outstanding loans, offset by interest income earned on cash and cash equivalents and short-term investments.

     Other Income (Expense), Net

     Other income of $0.9 million for 1999 includes a distribution of $0.7 million from one of MKS's mutual insurance carriers upon the initial public offering of the insurance carrier, and also includes gains recorded from foreign exchange contracts which did not qualify for hedge accounting. Other income of $0.4 million in 1998 primarily represents foreign exchange translation gains on intercompany payables of $1.0 million offset by $0.7 million for costs associated with MKS's planned initial public offering in early 1998, and the sale of an investment in another company by ASTeX which resulted in a gain of $0.2 million.

     Effective April 1, 1999 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of

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derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The adoption of SFAS No. 133 did not have a material impact on the Company's financial position or results of operations. The derivative instruments currently held by the Company which have been designated as hedges, including forward exchange contracts, local currency purchased options, and an interest rate swap, qualify for hedge accounting under SFAS No. 133, and changes in their fair value will be recorded as a component of other comprehensive income until the hedged transaction occurs.

     Pro Forma Provision for Income Taxes

     Prior to the closing of its initial public offering in April 1999 MKS was treated as an S corporation for tax purposes. As an S corporation, MKS was not subject to federal and certain state, income taxes. Upon the closing of its initial public offering on April 5, 1999, MKS's status as an S corporation was terminated and it became subject to taxes as a C corporation. The Company's pro forma provision for income taxes reflects the estimated tax expense the Company would have incurred had it been subject to federal and state income taxes as a C corporation. The pro forma provision differs from the federal statutory rate due primarily to the effects of state and foreign taxes and certain tax credits. The pro forma provision for 1999 reflects a pro forma tax rate of 37.3%. This rate differs from the pro forma tax rate of 38% for 1998 due to increased tax credits and lower nondeductible expenses in 1999.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations and capital requirements through a combination of cash provided by operations, long-term real estate financing, capital lease financing and short-term lines of credit. On April 5, 1999, MKS completed the initial public offering of its Common Stock. In connection with this offering and the exercise of an over-allotment option by the underwriters, MKS sold 6,375,000 shares of Common Stock at a price of $14.00 per share. The net proceeds to MKS were approximately $82,000,000 and were received in the second quarter of 1999. Underwriting discounts and commissions were approximately $6,200,000, and other offering costs were approximately $1,000,000. On April 5, 1999, MKS distributed $40,000,000, which was the estimated amount of its undistributed S Corporation earnings as of the day prior to the closing of the offering.

     On March 30, 2000, ASTeX completed the registration and sale of 1,917,250 shares of common stock at $40.42 per share. The net proceeds from the offering were approximately $73.2 million.

     On March 5, 1999, ASTeX completed the registration and sale of 1,533,800 shares of common stock at $14.34 per share. On April 6, 1999, the underwriters exercised their over-allotment option to purchase an additional 230,070 shares of common stock. The net proceeds from the offering were approximately $23.8 million.

     In 1998, ASTeX announced that it had met the requirements for the redemption of redeemable warrants issued in connection with the ASTeX initial public offering and called the warrants for redemption. 2,082,451 redeemable warrants and 133,088 underwriter warrants were converted into 1,297,147 shares of common stock. The net proceeds were $15,234,000.

     Operations provided cash of $40.0 million for 2000 primarily from generating net income. This cash flow was impacted by depreciation and changes in the levels of inventory, accounts payable and accrued expenses, and accounts receivable. Investing activities utilized cash of $64.8 million for 2000 primarily from purchasing property, plant, and equipment and the business acquisitions made by the Company in 2000. Financing activities provided cash of $81.1 million, with net proceeds from the ASTeX offering of $73.2 million.

     Working capital was $237.3 million as of December 31, 2000, an increase of $99.3 million from December 31, 1999. The Company has a combined $40.0 million line of credit with two banks, expiring April 30, 2001. The Company is currently in negotiations to extend this line of credit. Additionally, the Company has an $8 million line of credit with another bank expiring in April 2003, all of which is available. At December 31, 2000, the Company had no borrowings under these credit facilities.

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     Prior to its initial public offering, the Company entered into a Tax
Indemnification and S Corporation Distribution Agreement with its then existing stockholders (the "Pre-IPO stockholders"). The agreement includes provisions for the payment, with interest, by the Pre-IPO stockholders or the Company, as the case may be, for the difference between the $40,000,000 distributed as an estimate of the amount of the accumulated adjustments account as of April 4, 1999, which is the date the Company's S Corporation status was terminated and the actual amount of the accumulated adjustments account on that day. The actual amount of the accumulated adjustments account was $41,416,619. Accordingly, the Company made an additional distribution of $1,416,619, plus interest of $177,524 to the Pre-IPO stockholders during the three months ended September 30, 2000. The amount of the additional distribution payable had been estimated to be $3,350,000. This estimated amount was charged directly to retained earnings during 1999 and had no impact on net income or earnings per share. The difference between the actual additional distribution and the estimated additional distribution was credited directly to retained earnings during the three months ended September 30, 2000 and had no impact on net income or earnings per share. The amount of the accumulated adjustments account can be affected by future income tax audits of the Company. If any audit increases or decreases the accumulated adjustments account, the Company or the Pre-IPO stockholders, as the case may be, will also be required to make a payment, with interest, of such difference to the other party. No shareholders, other than the Pre-IPO stockholders, are parties to the Tax Indemnification and S Corporation Distribution Agreement.

     The Company believes that its working capital, together with the cash anticipated to be generated from operations and funds available from existing credit facilities, will be sufficient to satisfy its estimated working capital and planned capital expenditure requirements through at least the next 24 months.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition." SAB 101 summarizes the staff's view in applying generally accepted accounting principles to revenue recognition. The Company adopted SAB 101 in fiscal year 2000. The adoption did not have a material affect on its financial statements.

MARKET RISK AND SENSITIVITY ANALYSIS

  Foreign Exchange Rate Risk

     The Company enters into forward exchange contracts and local currency purchased options to reduce currency exposure arising from intercompany sales of inventory. The potential fair value loss for a hypothetical 10% adverse change in forward currency exchange rates on the Company's forward exchange contracts at December 31, 2000 and 1999 would be $146,000 and $502,000, respectively. The potential loss in each year was estimated by calculating the fair value of the forward exchange contracts at December 31, 2000 and comparing that with those calculated using the hypothetical forward currency exchange rates.

     The value of the local currency purchased options at December 31, 2000 and 1999 was immaterial.

     At December 31, 2000, the Company had $15,719,000 related to short-term borrowings denominated in Japanese yen. The carrying value of these short-term borrowings approximates fair value due to their short period to maturity. Assuming a hypothetical 10% adverse change in the Japanese yen to U.S. dollar year-end exchange rate, the fair value of these short-term borrowings would increase by $1,746,000. The potential increase in fair value was estimated by calculating the fair value of the short-term borrowings at December 31, 2000 and comparing that with the fair value using the hypothetical year end exchange rate.

     At December 31, 1999, the Company had $12,423,000 related to short-term borrowings denominated in Japanese yen. The carrying value of these short-term borrowings approximated fair market value due to their short period to maturity. Assuming a hypothetical 10% adverse change in the Japanese yen to U.S. dollar year-end exchange rate in 1999, the fair value of these short-term borrowings would have increased by $1,381,000. The potential increase in fair value was estimated by calculating the fair value of the short-term borrowings at December 31, 1999 and comparing that with the fair value using the hypothetical year end exchange rate.

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  Interest Rate Risk

     The Company is exposed to fluctuations in interest rates in connection with its variable rate term and mortgage loans. In order to minimize the effect of changes in interest rates on earnings, the Company entered into an interest rate swap that fixed the interest rate on its variable rate term loans. Under the swap agreement, the Company pays a fixed rate of 5.85% on the notional amount and receives LIBOR. At December 31, 2000 and 1999, the notional amount of the interest rate swap was equal to the principal amount of the variable rate term loans. The potential increase in the fair value of those term loans resulting from a hypothetical 10% decrease in interest rates, after adjusting for the interest rate swap, was not material. The potential effects of near-term changes in interest rates on the variable rate mortgage loan is not material.

     Due to its short-term duration, the fair value of the Company's cash and investment portfolio at December 31, 2000 and 1999 approximated its carrying value. Interest rate risk was estimated as the potential decrease in fair value resulting from a hypothetical 10% increase in interest rates for securities contained in the investment portfolio. The resulting hypothetical fair value was not materially different from the year-end carrying values.

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